Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AEP Industries Inc.:

We consent to the use of our report with respect to the consolidated financial statements and related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

August 11, 2011